EXHIBIT 99.1

THE SHIRE EXECUTIVE ANNUAL INCENTIVE PLAN

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Plan adopted by the Company on 8 February 2007

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Rules as amended on 30 July 2012

THE SHIRE EXECUTIVE ANNUAL INCENTIVE PLAN

ARTICLE I.

DEFINITIONS

As used herein, the following terms shall have the following meanings:

1.1.            “Account” means the recording of an individual record established and maintained for each Participant for purposes of determining the amount payable to the Participant pursuant to the Plan. The establishment of an Account shall not require segregation of any funds of the Company or any Participating Employer or provide any Participant with any rights to any assets of the Company or any Participating Employer, except as a general creditor thereof. A Participant shall have no right to receive payment of any amount credited to the Participant’s Account except as expressly provided under the Plan.

1.2.            “ADS” means an American Depository Share representing Shares.

1.3.            “Award” means the actual incentive award earned by a Participant under Article III of the Plan consisting of a Cash Award and a Restricted Share Award.

1.4.            “Award Opportunity” means the various levels of incentive awards, which a Participant may earn under the Plan, as established pursuant to Article III.

1.5.            “Base Salary” means the regular base salary earned by a Participant during the Plan Year, except as otherwise determined by the Committee in its sole discretion.

1.6.            “Board” means the Board of Directors of the Company or, if the Board so directs, the Committee acting on behalf of the Board in the exercise of any and all powers and duties of the Board pursuant to this Plan.

1.7.            “Cause” means a reason which justifies a Participant’s summary dismissal.

1.8.            “Cash Award” means the portion of a Participant’s Award which is payable in cash, as determined by the Committee.

1.9.            “Change in Control” means:

1.9.1       If any person obtains control of the Company (within the meaning of section 840 of the UK Income and Corporation Taxes Act 1988) as a result of making a general offer to acquire the whole of the issued share capital of the Company or to acquire all the shares in the Company which are of the same class as the Shares.

1.9.2       If there occurs an arrangement as a result of which the Company will be controlled by a new company and:

1.9.2.1 the persons who will own shares in the acquiring company immediately after the arrangement will be substantially the same as the persons who own shares in the Company immediately before the arrangement; and

1.9.2.2 Participants are to be offered replacement Restricted Share Awards, then notwithstanding the previous provision of Section 1.9.1 above, Participants who hold Restricted Share Awards which are entitled to be released apart from the provisions in Section 1.9 shall not be released;

provided, however, that, with respect to any Participant subject to Section 409A of the Code, no distribution shall be made under Section 6.2 upon a Change in Control, unless such Change in Control meets the requirements of a ‘change in control event,’ as set forth in Treasury Regulation §1.409A-3(i)(5).

1.10.        “Code” means the Internal Revenue Code of 1986, as amended.

1.11.        “Committee” means the Remuneration Committee of the Board, provided that, with respect to awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such committee shall consist of two (2) or more individuals who are “outside directors” within the meaning of Section 162(m) of the Code, as amended from time to time.

1.12.        “Company” means Shire plc, a company incorporated under the laws of Jersey, Channel Islands, or any successor corporation.

1.13.        “Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

1.14.        “Employee” means an officer or other employee of a Participating Employer including a director who is such an employee.

1.15.        “Employer” means the Company and any other entity included with the Company in a controlled group of corporations or trades or businesses within the meaning of Code Section 409A.

1.16.        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.17.        “Fair Market Value” shall be determined based upon a reasonable method using actual transactions in Shares and ADSs as reported by the London Stock Exchange and the NASDAQ, respectively, and as determined in good faith by the Committee in accordance with Treasury Regulation 1.409A-1(b)(5)(iv). If at any time the Shares are not listed on any securities exchange, the Fair Market Value shall be the fair value of such Shares as determined in good faith by the Committee, in accordance with applicable law.

1.18.        “Normal Distribution Date” means, with respect to any Restricted Share Award, the third anniversary of the day on which the Shares or ADSs are purchased, or if such date does not fall on a business day, the Normal Distribution Date shall be the following business day.

1.19.        “Participant” means an Employee who is participating in the Plan pursuant to Article II.

1.20.        “Participating Employer” means the Company and any Subsidiary from time to time.

1.21.        “Plan” means the Shire Executive Annual Incentive Plan as set forth herein and as amended from time to time.

1.22.        “Plan Year” means the calendar year.

1.23.        “Restricted Share” means a notional entry that is entered in a Participant’s Account which represents the value of one Share (or an equivalent value of ADSs) in accordance with the terms of this Plan.

1.24.        “Restricted Share Awards” means the portion of a Participant’s Award which is payable in Shares or ADSs, as determined by the Committee.

1.25.        “Retirement” means

1.25.1       retirement on or after the Participant’s normal retirement date as specified in his contract of employment (or if there is no such date, his 65th birthday); or

1.25.2       his retirement before that date with the consent of the Company.

1.26.        “Specified Employee” means, for any 12-month period beginning on April 1 and ending on the following March 31, a Participant who, as of the preceding December 31, was (i) an officer of the Employer having annual compensation (as defined in Section 414(q)(4) of the Code) greater than $130,000 (as adjusted under Section 416(i)(1) of the Code), (ii) a “five-percent owner” of the Company (as defined in Section 416(i)(1)(B) of the Code), or (iii) a person having annual compensation (as defined in Section 414(q)(4) of the Code) from the Employer of more than $150,000 and who would be classified as a “five-percent owner” of the Company under Section 416(i)(1)(B) of the Code if “one percent” were substituted for “five percent” each time it appears in the definition of such term.

1.27.        “Shares” means fully-paid ordinary shares in the capital of the Company.

1.28.        “Subsidiary” has the meaning given to it by section 2 of the Companies (Jersey) Law 1991.

1.29.        “Target Incentive Award Percentage” means the percentage of Base Salary to be paid to a Participant when 100% of performance measures are achieved, as established pursuant to Article III.

1.30.        “Trust” means a rabbi trust or employee benefits trust, as applicable.

1.31.        “Trustee” means the trustee or trustees for the time being of the Trust or, if there is more than one, the trustee or trustees of the Trust nominated by the Committee.

1.32.        “US Participant” means a Participant who is a U.S. taxpayer.

ARTICLE II.

ELIGIBILITY

2.1.            The persons who are eligible to receive Awards are such Employees as are selected by the Committee, in its discretion, to participate in the Plan.

2.2       The Committee shall determine whether Employees may participate in the Plan only with such modifications or on such special terms as the Committee may decide, including without limitation any special terms applicable to Participants resident in a particular jurisdiction and set out in an Appendix to the Plan.

ARTICLE III.

AWARD DETERMINATION

3.1.            Performance Standards and Target Awards. The CEO shall establish the individual performance goals for each Plan Year for Participants (except for the CFO and himself). The CEO shall recommend to the Committee the individual performance goals for each Plan Year for Executive Directors (except for himself). The CEO shall approve the Target Incentive Award Percentage and the Award Opportunity for each Plan Year for Participants (except for himself). The Committee shall establish the individual performance goals, the Target Incentive Award Percentage and the Award Opportunity for each Plan Year for the CEO and approve the individual performance goals for each Plan Year for the CFO. The Committee shall approve the corporate and business performance goals for each Plan Year for Participants. Notwithstanding the foregoing, with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, prior to the beginning of each Plan Year, or as soon as practicable thereafter (but in no event more than ninety (90) days after the beginning of such Plan Year), the Committee shall, in its sole discretion, establish in writing the individual, corporate and business performance goals, the Target Incentive Award Percentage and the Award Opportunity for each Participant for that Plan Year.

3.1.1       Performance Goals. The performance goals may include, without limitation, any combination of financial, non-financial and individual performance goals based upon corporate performance, business performance and individual performance, as established by the Committee and the CEO as described in paragraph 3.1 above. Notwithstanding the foregoing, with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the performance goals may include, without limitation, any combination of financial, non-financial and individual performance goals, as determined by the Committee, based upon: (a) the price of Shares (or ADSs), (b) the market share of the Company or its Subsidiaries (or any business unit thereof), (c) sales by the Company or its Subsidiaries (or any business unit thereof), (d) earnings per Share (or ADS), (e) return on shareholder equity of the Company, (f) costs of the Company or its Subsidiaries (or any business unit thereof), (g) cash flow of the Company or its Subsidiaries (or any business unit thereof), (h) return on total assets of the Company or its Subsidiaries (or any business unit thereof), (i) return on invested capital of the Company or its Subsidiaries (or any business unit thereof), (j) return on net assets of the Company or its Subsidiaries (or any business unit thereof), (k) operating income of the Company or its Subsidiaries (or any business unit thereof), (l), earnings before interest, taxes, depreciation and amortization (“EBITDA”), including EBITDA as may be adjusted pursuant to the Company’s or a Subsidiary’s credit agreements or otherwise, (m) individual goals or (n) net income of the Company or its Subsidiaries (or any business unit thereof).

3.1.2       The performance period with respect to which Awards may be payable under the Plan shall generally be the Plan Year; provided, however, that the Committee shall have the authority and discretion to designate different performance periods under the Plan.

3.1.3       Employees who are eligible to participate in the Plan shall be notified of the performance goals and the related Award Opportunities for the relevant Plan Year (or other performance period), as soon as practicable.

3.2.            Adjustment of Performance Goals and Award Opportunity. The CEO (or, in respect to the performance goals of the CEO and the CFO, the Committee) shall have the right to adjust the performance goals (either up or down) during a Plan Year or adjust a Participant’s Award Opportunity in the event a Participant changes job levels during a Plan Year. Notwithstanding the foregoing, if Awards are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such adjustment shall only be made by the Committee, and only to the extent permitted by Section 162(m) of the Code and the regulations and interpretative rulings thereunder, if the Committee determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the Participating Employer’s ability to meet them.

3.3.            Determination of Awards. As soon as practicable following receipt of the Company’s audited financial statements with respect to each Plan Year, the CEO shall submit final Award determinations to the Committee for approval based on each Participant’s achievement of the performance goals (except for the CFO and himself). At such time, the Committee shall determine and approve the CEO’s and CFO’s Award based on the CEO’s and CFO’s achievement of performance goals. Notwithstanding the foregoing, with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify in writing the extent to which the Company (or any Subsidiary or business unit thereof) and/or each Participant has achieved the performance goals for such

Plan Year, including the specific target objective(s) and the satisfaction of any other material terms of the Awards, and the Committee shall approve the amount of each Participant's Award for the relevant period, specifying the amount of the Cash Award and the Restricted Share Award.

3.4.            Annual Limitation. The maximum Award payable to a Participant for any Plan Year shall not exceed $10 million.

3.5.            Clawback.

3.5.1.      Application of clawback. Notwithstanding any other provision of the Plan, if the Committee, acting reasonably, determines that there has been a material mis-statement in the published results of the Company and/or that a Participant has been guilty of serious misconduct (including reckless, negligent or wrongful actions) injurious to the business, reputation or integrity of the Company, the Committee may determine, at its discretion, that the provisions of this Section 3.5 shall apply.

3.5.2.      Awards not earned. No amount payable under any Cash Award, or Shares or ADSs comprised in any Restricted Share Award, shall be deemed to be earned until the date on which the Cash Award is paid or the relevant Shares or ADSs are distributed to the Participant.

3.5.3.      Committee discretion. If the Committee determines that this Section 3.5 should apply then the Committee shall have discretion to decide whether:

(a)	any Cash Award shall not be paid to a Participant in accordance with Article IV (in whole or in part);

(b)	any Shares or ADSs shall not be credited to a Participant’s Account under Section 5.1;

(c)	any Restricted Share Award shall be forfeited in accordance with Section 6.1 (in whole or in part); and/or

(d)	where the Committee determines that any Cash Award already paid under Article IV or any Shares or ADSs already distributed under Section 6.2 would not have been so paid or distributed had the Committee been aware of the facts referred to in Section 3.5.1, the relevant Cash Award and/or the relevant Shares or ADSs shall be deemed not to have been properly earned and the Participant shall be obliged to repay or retransfer to the Company (or as it directs), in whole or in part, the net amount of any such Cash Award already paid and any such Shares or ADSs already distributed or the net proceeds of sale of any such Shares or ADSs.

3.5.4.      Matters for Committee to consider. In making its decision under Section 3.5.3 the Committee may consider such matters as the Committee considers to be appropriate. However in considering any mis-statement the Committee may consider, without limitation, the nature of and the causes of the mis-statement, the effect which any such mis-statement has had on the value of a Participant’s Award and the culpability of the Participant for such mis-statement. In considering the misconduct of a Participant the Committee may take into account, without limitation, the nature of the misconduct and any loss or damage suffered by the Company or any Subsidiary as a consequence of such misconduct.

3.5.5.      Delay. Notwithstanding any other provision of this Plan the Committee may delay or suspend payment of any Cash Award or distribution of any Restricted Share Award while it investigates any alleged mis-statement or misconduct and/or considers whether this Section 3.5 should apply provided, however, that amounts not paid or Shares or ADSs not distributed by the last date permissible in compliance with Section 409A of the Internal Revenue Code, shall be deemed to be forfeited as of such date.

ARTICLE IV.

PAYMENT OF AWARDS

4.1.            Form and Timing of Payment. Except as provided in Section 3.5 above and Section 4.2 below, each Cash Award shall be paid to the Participant in a single cash payment in the year following the year during which such Cash Award was earned; such payment to be made as soon as practicable following determination of Awards with respect to each Plan Year in accordance with Article III, but in no event later than December 31 of such Plan Year. Restricted Share Awards shall be paid in accordance with Article VI hereof.

4.2.            Payment of Partial Awards.

4.2.1.      Death. Upon a Participant’s death during a Plan Year, the Participant shall receive a prorated Award for the portion of the Plan Year prior to his death, based on the achievement of performance goals prior to the Participant’s death. Notwithstanding any other provision of the Plan, the aggregate Award shall be paid in cash and shall be paid to the Participant’s estate as soon as practicable following the Participant’s death, but no later than 90 days following such event.

4.2.2.      Termination of Employment Without Cause, Retirement or Disability. Upon a Participant’s termination of employment (i) by the Company without Cause; (ii) due to Retirement; or (iii) due to Disability, the Participant shall receive a prorated Award for the portion of the Plan Year prior to the Participant’s termination of employment, based on the achievement of performance goals prior to such termination. Notwithstanding any other provision of the Plan, in such event, the aggregate prorated Award will be paid in cash and will be paid as soon as practicable following the Participant’s termination of employment, but no later than 90 days following such event.

4.2.3.      Other Terminations. Upon a Participant’s termination of employment for any reason other than as described above, the Committee may, in its sole discretion, compute and pay a partial Award or no Award for the portion of the Plan Year that an

Employee was a Participant. Notwithstanding any other provision of the Plan, the aggregate Award, if any, shall be paid in cash and shall be paid as soon as practicable following the Participant’s termination of employment but no later than 90 days following such event.

ARTICLE V.

ACCOUNT ADMINISTRATION

5.1.            Crediting the Account. As of March 31 or, if such date does not fall on a business day, the last preceding business day, a number of Shares (or ADSs, as applicable) shall, subject to Section 3.5, be credited to the Participant’s Account, representing the value of the Restricted Share Award divided by the Fair Market Value of the Shares (or ADSs, as applicable).

5.2.            Dividends. No dividend shall be paid with respect to any Restricted Share Award unless otherwise determined by the Committee as of the grant date of such Restricted Share Award. If the Committee determines that dividends will be paid, the Participant’s Account will be increased by an amount, if any, that represents the equivalent value that would have accrued from dividends over the period of time the Participant’s Account is credited with Restricted Shares. If the Participant dies prior to the date the Restricted Share Award is distributed, the dividends, if payable, will be based on the shortened period.

5.3.            Share Adjustments. The Committee shall adjust each Participant’s Account as the Committee determines is appropriate to reflect any dividend, share split, combination of shares, merger, share exchange, consolidation or any other change in the corporate structure of the Company or the Shares.

5.4.            No Shareholders’ Rights. The crediting of Restricted Shares to a Participant’s Account shall not give any Participant any right or interest in any Shares (or ADSs, as applicable) that may be held from time to time in a Trust incident to the Plan or otherwise.

ARTICLE VI.

ACCOUNT DISTRIBUTIONS

6.1.            Vesting. A Participant shall, subject to Section 3.5, be fully vested in all amounts credited to his Account at all times; provided, however, that if a Participant’s employment is terminated by the Employer for Cause prior to the applicable Normal Distribution Date with respect to any Restricted Share Award or if and to the extent the Committee so decides under Section 3.5, such award shall be forfeited and the Participant shall have no rights with respect to such Restricted Shares.

6.2.            Normal Distribution of Account. Subject to Sections 3.5, 6.1, 6.3 and 6.4, a Restricted Share Award shall be distributed on the applicable Normal Distribution Date. Payment shall be made in Shares or ADSs, as determined by the Committee in its sole discretion.

6.3.            Distributions Upon a Change in Control. Upon a Change in Control, the entire value of a Participant’s Account shall be distributed to the Participant. Distribution shall be made as soon as practicable following the Change in Control, but no later than 90 days following such event.

6.4.            Distributions on Termination of Employment Due to Death. In the event of a Participant’s termination of employment due to death, such Participant’s Account shall be distributed to his estate as soon as practicable following death, but no later than 90 days following such event.

6.5.            Specified Employee. Notwithstanding any other provision of the Plan, if the Participant is a Specified Employee when a payment would otherwise be made, and such payment would otherwise subject the Participant to any tax, interest or penalty imposed under Section 409A of the Code (or any regulations or any guidance promulgated thereunder or with respect to) if the payment would be made within six months of the Participant’s termination of employment with the Company (and its Subsidiaries), then such payment shall be made on or after six months after the date of such termination.

ARTICLE VII.

FUNDING

7.1.            In General. The obligations of the Company and other Participating Employers to distribute benefits under this Plan shall be interpreted solely as an unfunded, contractual obligation to distribute only those amounts determined pursuant to the terms of this Plan.

7.2.            U.S. Participants. With respect to any amounts payable to U.S. Participants under the Plan, any assets set aside, including any assets transferred to a Trust or purchased by the Company or other Participating Employer, shall be subject to the claims of the Company’s or the Participating Employer’s general creditors, and no person other than the Company or the Participating Employer shall, by virtue of the provisions of the Plan, have any interest in such assets. All amounts payable pursuant to this Plan may, in the Committee’s discretion, be transferred to a Trust as soon as practicable after such amounts are allocated to a Participant’s Account.

7.3.            Non-US Participants. With respect to any amounts payable to non-U.S. Participants under the Plan, any assets set aside, including any assets transferred to the Shire Employee Benefit Trust, shall be transferred, paid or applied only for the benefit of the beneficiaries of the trust.

ARTICLE VIII.

ADMINISTRATION

8.1.            Administration. The Plan will be administered by the Committee and the Committee shall have full discretionary authority to: (a) create and revise rules and procedures for the administration of the Plan; (b) interpret the Plan and all related rules and procedures; (c) select Participants for the Plan; (d) resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of Participants and beneficiaries and to remedy any ambiguities, inconsistencies or omissions in the Plan; and (e) take any other actions and make any other determinations as it may deem necessary and proper for the administration of the Plan. Any expenses incurred in the administration of the Plan will be paid by the Company and/or other Participating Employer.

8.2.            Administrative Review. Except as the Committee may otherwise determine, the administration of the Plan, including without limitation, all decisions and determinations by the Committee shall be final and binding upon all Participants.

8.3.            General. The Committee shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith and in reliance upon the advice or opinion of any persons, firms or agents retained by it, including but not limited to accountants, actuaries, counsel and other specialists. Nothing in this Plan shall preclude the Company or any other Participating Employer from indemnifying the members of the Committee for all actions under this Plan, or from purchasing liability insurance to protect such persons with respect to the Plan.

ARTICLE IX.

AMENDMENT AND TERMINATION

9.1.            The Committee shall have the right to modify or amend the Plan at any time and from time to time, and shall have the right to discontinue or terminate the Plan at any time and from time to time; provided, however, that no modification, amendment, discontinuance or termination may, without the consent of a Participant, adversely affect the rights of such Participant to amounts previously credited to his Account or reduce the right of such Participant to a payment or distribution hereunder which he has already earned and to which he is otherwise entitled. In the event of a Plan termination, amounts to which a Participant may be entitled shall be paid in accordance with the Plan’s provisions in effect immediately prior to such termination.

ARTICLE X.

MISCELLANEOUS

10.1.        Non-Guarantee of Employment. Participation in the Plan does not give any Employee any right to be retained in the service of the Employer. Nothing in the Plan shall

10.2.        interfere with or limit in any way the right of the Employer to terminate a Participant’s employment at any time.

10.3.        Rights of Participants to Benefits. All rights of a Participant under the Plan to amounts credited to the Participant’s Account are mere unsecured contractual rights of the Participant. Each Participating Employer shall be primarily responsible for payment of benefits hereunder to the Participants it employs. In the event a Participating Employer fails to pay any amount due under this Plan for any reason, the Company shall be jointly and severally liable for the payment of such amount.

10.4.        No Assignment. No amounts credited to Accounts nor any rights or benefits under the Plan shall be subject in any way to voluntary or involuntary alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance, and any attempt to accomplish the same shall be void.

10.5.        Unfunded Plan. The Plan is an unfunded plan that is not intended to be (a) subject to Parts 2, 3 or 4 of Title I, Subtitle B of the Employee Retirement Income Security Act of 1974, as amended or (b) qualified under Code Section 401(a).

10.6.        Required Withholding. All Awards under the Plan shall be subject to applicable federal (including FICA), state, and local tax withholding requirements, and the withholding requirements of other applicable taxing authorities. The Participating Employer shall have the right to deduct from any Cash Award, or from other wages paid to the Participant, any taxes required by law to be withheld with respect to such Award (or portion thereof). With respect to any Restricted Share Award, the Company or the Trustee will sell on behalf of the Participant sufficient of the Shares (or ADSs, as applicable) that would otherwise be transferred to the Participant on that vesting so that the net proceeds of the sale equal the Participant’s minimum applicable withholding tax rate for federal (including FICA), state, local, and other tax liabilities.

10.7.        Gender. The masculine shall be read in the feminine, the singular in the plural, and vice versa, whenever the context shall so require.

10.8.        Titles. The titles to articles and sections in this Plan are placed herein for convenience of reference only, and the Plan is not to be construed by reference thereto.

10.9.        Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.10.    Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

10.11.    Governing Law. Except to the extent preempted by applicable US federal laws, the Plan shall be construed according to Delaware law, other than its conflict of laws principles.

10.12.    Other Plans. Except as specifically provided herein, nothing in this Plan shall be construed to affect the rights of a Participant, a Participant’s beneficiaries, or a Participant’s estate to receive any retirement or death benefit under any tax-qualified or nonqualified pension plan, deferred compensation agreement, insurance agreement or other retirement plan of the Employer.

APPENDIX 1

SPECIAL TERMS APPLICABLE TO PARTICIPANTS WHO ARE
RESIDENT IN THE UNITED KINGDOM FOR TAX PURPOSES

The provisions of the Plan shall apply to Participants who are resident in the United Kingdom for tax purposes, subject to the following modifications and special terms, which are intended to comply with the laws of the United Kingdom (except that no modification or special term shall override any provision of the Plan necessary to comply with Code Section 409A with respect to a Participant subject to tax in the United States):

1.	Article I shall be amended as follows:

(a)	Section 1.23 (“Restricted Share”) shall be amended by the deletion of the words “entry that is entered in a Participant’s Account which represents the value of one Share (or an equivalent value of ADSs)” and their replacement by the words “entitlement to one Share”.

2.	Article V shall be deleted and the following replacement Article V shall apply:

“RESTRICTED SHARE AWARDS

5.1	Number of Shares. The number of Shares represented by an individual’s Restricted Share Award shall, subject to Section 3.5, be determined as of March 31 or, if such date does not fall on a business day, the last preceding business day as being the value of the Restricted Share Award divided by the Fair Market Value of the Shares on that day.

5.2	Dividends. No dividend shall be paid with respect to any Restricted Share unless otherwise determined by the Committee as of the grant date of the relevant Restricted Share Award. If the Committee determines that dividends will be paid then, at the point when the individual’s Restricted Share Award is distributed in accordance with Article VI, the Participant shall also be paid an amount equal to the amount, if any, that represents the equivalent value that would have accrued from dividends over the period from the date on which the number of Shares notionally comprised in the Restricted Share Award is determined in accordance with Section 5.1.

5.3	Share adjustments. The Committee shall adjust each Participant’s Restricted Share Award as the Committee determines is appropriate to reflect any dividend, share split, combination of shares on a merger, share exchange, consolidation or other change in the corporate structure of the Company or the Shares.

5.4	No shareholders’ rights. Granting to a Participant a Restricted Share Award shall not give any Participant any right or interest in any Shares that may be held from time to time in a Trust incident to the Plan or otherwise.”

3.	The heading to Article VI and Sections 6.1 to 6.4 shall be deleted and replaced with the following:

“DISTRIBUTIONS

6.1	Vesting. A Participant shall, subject to Section 3.5, be fully vested in his Restricted Share Award at all times; provided, however, that if the Participant’s employment is terminated by the Employer for Cause prior to the applicable Normal Distribution Date with respect to any Restricted Share Award or if and to the extent the Committee so decides under Section 3.5, such award shall be forfeited and the Participant shall have no rights with respect to such Restricted Shares.

6.2	Normal distribution. Subject to Sections 3.5, 6.1, 6.3 and 6.4, a Restricted Share Award shall be distributed on the applicable Normal Distribution Date. Payment shall be made in Shares.

6.3	Distributions upon a Change in Control. Upon a Change in Control all of the Shares notionally comprised within the Restricted Share Award shall be distributed to the Participant. Distribution shall be made as soon as practicable following the Change in Control, but no later than 90 days following such event.

6.4	Distributions on Termination of Employment Due to Death. In the event of a Participant’s termination of employment due to death, all of the Shares notionally comprised within the Participant’s Restricted Share Award shall be distributed to his estate as soon as practicable following death, but no later than 90 days following such event.”

4.	Article IX shall be amended by the deletion of the words “amounts previously credited to his Account” and their replacement by the words “his Restricted Share Awards”.

5.	Article X shall be amended as follows:

(a)	Section 10.2 shall be amended by deletion of the words “amounts credited to the Participant’s Account” and their replacement with the words “the Participant’s Restricted Share Award or to any amounts payable under Section 5.2”.

(b)	Section 10.3 shall be amended by the deletion of the words “No amounts credited to Accounts” and their replacement with the words “No Restricted Share Award”.